Exhibit 5.1 and 23.1
DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, NY 10017

212 450 4000

                                                                          March 27, 2007

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112

Ladies and Gentlemen:

We are acting as counsel to Freeport-McMoRan Copper & Gold Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333-140997) by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) 47,150,000 shares of its common stock, par value $0.10 per share, including 6,150,000 shares subject to the Underwriters’ overallotment (the “Common Stock”), and 28,750,000 shares of its 6.75% mandatory convertible preferred stock, including 3,750,000 shares subject to the Underwriters’ overallotment (the “Convertible Preferred Stock” and, together with the Common Stock, the “Securities”). Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1) Upon the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to the Convertible Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of the Convertible Preferred Stock proposed to be sold by the Company, and when the shares of Convertible Preferred Stock are issued and delivered in accordance with the Underwriting Agreement, such shares

Freeport-McMoRan Copper & Gold Inc.	2	March 27, 2007

of Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

(2) When the shares of Common Stock are issued and delivered in accordance with the Underwriting Agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell